Exhibit 99.2
DiamondCluster International Quarterly Comparison for Continuing Operations—Unaudited
(amounts in millions, except earnings per share and revenue per professional)

	Q4FY05	Q1FY06	Q2FY06	Q3FY06	Q4FY06

Financial Metrics
Net Revenue	$39.1	$35.6	$36.6	$34.2	$38.8
Pretax Income	$8.4	$4.0	$3.3	$0.2	$5.6
Earnings per Diluted Share	$0.60 [1]	$0.03	$0.04	($0.03)	$0.01 [2]

Revenue by Industry
Financial Services	32%	34%	39%	41%	36%
Insurance	24%	18%	22%	23%	24%
Healthcare	19%	16%	15%	12%	15%
Enterprise	12%	17%	11%	11%	14%
Telecom	9%	11%	9%	10%	7%
Public Sector	4%	4%	4%	3%	4%

Employee Metrics
Client-Serving Professionals	415	415	454	435	441
Revenue per Professional	$388 thousand	$343 thousand	$337 thousand	$308 thousand	$355 thousand
Client Data
Clients Served	42	35	43	52	56
New Clients	11	7	17	15	16
Top 5 Client Concentration	52%	47%	40%	44%	39%

[1]	EPS of $0.60 includes a $0.37 EPS benefit due to the reversal of a $20.1 million valuation allowance of deferred tax assets.

[2]	EPS of $0.01 includes $0.05 EPS tax expense due to the reversal of a foreign tax credit and $0.03 EPS benefit due to the reversal of the restructuring accrual, net of tax.